Exhibit 99.1

Celanese Corporation Reports Third Quarter Earnings

Dallas, November 6, 2025: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter 2025 U.S. GAAP diluted loss per share of ($12.39) and adjusted earnings per share of $1.34. The Company generated net sales of $2.4 billion in the third quarter, a sequential 4 percent decline driven by decreases of 4 percent in volume and 1 percent in price, with a small currency offset. Most end-markets continued to be challenged in the third quarter and caused sequential volume declines in both businesses. The Company reported third quarter consolidated operating loss of ($1.3) billion, adjusted EBIT of $326 million, and operating EBITDA of $517 million at margins of (53), 14, and 21 percent, respectively. Celanese remained focused on advancing the strategic priorities of increasing cash to deleverage the balance sheet, intensifying cost improvements, and driving top-line growth through differentiated business models. Consistent with these priorities, the Company realized a significant milestone with the announcement in the quarter of a definitive agreement to divest the Micromax® business. These actions also supported the Company's ability to generate operating cash flow in the third quarter of $447 million and free cash flow of $375 million.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in the third quarter was primarily due to Certain Items totaling $1.5 billion1 principally due to non-cash asset impairment losses in the Engineered Materials reporting segment.
Celanese made significant progress in advancing strategic priorities, including the following key milestones:
•Signed a definitive agreement to divest the Micromax® portfolio of products to Element Solutions Inc. The transaction price is approximately $500 million, subject to adjustments. The net proceeds of the transaction will be dedicated to deleveraging the balance sheet. The Company expects the transaction to close in the first quarter of 2026, subject to certain regulatory approvals and other customary closing conditions.
•Announced the intent to cease operations at the acetate tow facility in Lanaken, Belgium during the second half of 2026. The intended closure follows a comprehensive evaluation of longer-term end-market trends as well as the need to optimize the Company's cost structure, particularly in light of the comparably high energy and operating costs associated with the Lanaken site. Celanese remains confident in its ability to continue to meet customers' needs during and after the closure process.
1 Primarily related to impairment of goodwill and certain trade names arising from our annual goodwill and indefinite-lived intangible assets impairment tests.

•In the fourth quarter, repaid an additional $200 million towards the five-year term loan due in 2027. This was in addition to the $150 million payment made in the third quarter against the same five-year term loan due in 2027.
•Unveiled the enhanced Chemille® Digital Assistant at the K Show held in October in Dusseldorf, Germany. AskChemille.com® is an AI-powered platform designed to simplify and accelerate material selection for customers. The tool delivers tailored material recommendations by analyzing product properties and application needs.
"Our strong third quarter free cash flow and Micromax® divestiture announcement clearly demonstrate that we are executing against our strategic action plans," said Scott Richardson, president and chief executive officer. "Our third quarter free cash flow performance is a substantial improvement over the same period last year and shows the robust cash generation capabilities we have and continue to utilize. The signing of the Micromax® divestiture demonstrates our commitment to aggressively and prudently taking steps to deleverage our balance sheet. I thank our teams for their tenacity and resilience in driving these outcomes," continued Richardson. "We have two strong businesses, and the action plans in each are driving value even in a demand environment that remains challenging. We can't control the macroeconomic environment, so our plan is simple: keep identifying and executing actions to generate cash, reduce costs, and drive growth through our two highly differentiated business models."

Third Quarter 2025 Financial Highlights:

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,384	1,442	1,481
Acetyl Chain	1,061	1,115	1,190
Intersegment Eliminations	(26)	(25)	(23)
Total	2,419	2,532	2,648

Operating Profit (Loss)
Engineered Materials	(1,327)	164	100
Acetyl Chain	135	153	238
Other Activities	(83)	(86)	(93)
Total	(1,275)	231	245

Net Earnings (Loss)	(1,353)	200	117

Adjusted EBIT(1)
Engineered Materials	200	213	235
Acetyl Chain	187	195	275
Other Activities	(61)	(66)	(56)
Total	326	342	454

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	35	25	46
Acetyl Chain	44	43	34

Operating EBITDA(1)	517	530	641
Diluted EPS - continuing operations	$(12.39)	$1.89	$1.05
Diluted EPS - total	$(12.39)	$1.80	$1.03
Adjusted EPS(1)	$1.34	$1.43	$2.41

Net cash provided by (used in) investing activities	(59)	(88)	(100)
Net cash provided by (used in) financing activities	(118)	(116)	(376)
Net cash provided by (used in) operating activities	447	410	79
Free cash flow(1)	375	311	(16)
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Third Quarter Business Segment Overview
Engineered Materials
Engineered Materials reported third quarter net sales of $1.4 billion, representing a decrease of 4 percent compared to the previous quarter, consisting of a 6 percent decrease in volume and partially offset by increases of 1 percent in both price and currency. Volumes were impacted as customers remained cautious amid lingering geopolitical uncertainty. Auto builds declined sequentially, and other key end-markets remained at lower-than-normal levels. Engineered Materials reported third quarter operating loss of ($1.3) billion, adjusted EBIT of $200 million, and operating EBITDA of $315 million, with margins of (96), 14, and 23 percent, respectively. The results were driven by the business' efforts to reduce costs and drive mix enrichment, despite volume headwinds. Engineered Materials reduced costs through programs targeted at lowering discretionary spend, decreasing sales, general, and administrative (SG&A) costs, and streamlining the logistics and distribution network. Product mix was favorable and supported by commercialization of High Impact Programs (HIPs), which are higher margin projects that emphasize specialty product offerings. Additionally, the business has continued to progress against the previously stated goal of reducing inventory by approximately $100 million in 2025 to support cash generation.
Acetyl Chain
The Acetyl Chain delivered third quarter net sales of $1.1 billion, representing a sequential decrease of 5 percent, consisting of declines of 4 percent in price and 2 percent in volume with a small currency offset. The overall demand environment for the business remained challenged. The quarterly performance reflected continued headwinds in end-markets like building and construction, especially in the western hemisphere vinyls business, as well as continued challenges in acetate tow. Additionally, the quarter was impacted by an unplanned outage at the Clear Lake, Texas methanol unit. The Acetyl Chain delivered third quarter operating profit of $135 million, adjusted EBIT of $187 million, and operating EBITDA of $250 million at margins of 13, 18, and 24 percent, respectively. The business continued to take multiple actions to drive consistency of earnings. These included optimizing production at low-cost, U.S. based assets, reducing operating rates at higher cost sites, and reducing global distribution costs to align with the demand environment.
Cash Flow and Tax
Celanese reported third quarter operating cash flow of $447 million and free cash flow of $375 million, which included cash capital expenditures of $64 million. Third quarter operating cash flow and free cash flow results were mainly driven by cost reductions, continued execution of the inventory reduction goals in Engineered Materials, and timing of working capital.
The effective U.S. GAAP income tax rate for the three months ended September 30, 2025 was 1 percent compared to 34 percent for the same period in 2024. The effective income tax rate for the current period is lower compared to the same period in 2024, primarily due to a non-cash goodwill impairment loss of ($1.1) billion in the Engineered Materials segment recorded during the three months ended September 30, 2025, which is not deductible for tax purposes. The effective tax rate for adjusted earnings was 8 percent based on expected jurisdictional mix of earnings for the full year and consideration of other non-recurring U.S. GAAP items.

Outlook
"We expect to see volume declines in the fourth quarter due to western hemisphere seasonality, partially offset by our cost reduction efforts. We continue to look for new productivity levers every day," said Scott Richardson. "Considering these dynamics, we anticipate fourth quarter adjusted earnings per share to be $0.85 to $1.00."
"We remain focused on our key priorities of generating cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth. Our third quarter cash performance shows strong progress towards our expected range of $700 to $800 million of free cash flow in 2025," continued Richardson. "Importantly, we continue to focus on stable and sustainable delivery of cash through this year and into 2026, which is critical to position our company for long-term value creation."
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT, operating EBITDA or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on November 6, 2025. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Jamaison Schuler	Petra Czugler
Phone: +1 302 772 5231	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2024 net sales of $10.3 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We do not provide reconciliations for operating EBITDA on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about November 6, 2025 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2025.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(In $ millions, except share and per share data)
Net sales	2,419	2,532	2,648
Cost of sales	(1,898)	(1,998)	(2,029)
Gross profit	521	534	619
Selling, general and administrative expenses	(231)	(214)	(248)
Amortization of intangible assets	(42)	(42)	(40)
Research and development expenses	(31)	(31)	(32)
Other (charges) gains, net	(1,491)	(20)	(61)
Foreign exchange gain (loss), net	2	6	10
Gain (loss) on disposition of businesses and assets, net	(3)	(2)	(3)
Operating profit (loss)	(1,275)	231	245
Equity in net earnings (loss) of affiliates	39	29	51
Non-operating pension and other postretirement employee benefit (expense) income	2	1	3
Interest expense	(177)	(177)	(169)
Interest income	7	7	5
Dividend income - equity investments	40	41	30
Other income (expense), net	4	1	15
Earnings (loss) from continuing operations before tax	(1,360)	133	180
Income tax (provision) benefit	7	77	(61)
Earnings (loss) from continuing operations	(1,353)	210	119
Earnings (loss) from operation of discontinued operations	—	(10)	(3)
Income tax (provision) benefit from discontinued operations	—	—	1
Earnings (loss) from discontinued operations	—	(10)	(2)
Net earnings (loss)	(1,353)	200	117
Net (earnings) loss attributable to noncontrolling interests	(4)	(3)	(4)
Net earnings (loss) attributable to Celanese Corporation	(1,357)	197	113
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(1,357)	207	115
Earnings (loss) from discontinued operations	—	(10)	(2)
Net earnings (loss)	(1,357)	197	113
Earnings (loss) per common share - basic
Continuing operations	(12.39)	1.89	1.05
Discontinued operations	—	(0.09)	(0.02)
Net earnings (loss) - basic	(12.39)	1.80	1.03
Earnings (loss) per common share - diluted
Continuing operations	(12.39)	1.89	1.05
Discontinued operations	—	(0.09)	(0.02)
Net earnings (loss) - diluted	(12.39)	1.80	1.03
Weighted average shares (in millions)
Basic	109.6	109.5	109.3
Diluted	109.6	109.7	109.5

Consolidated Balance Sheets - Unaudited

	As of September 30, 2025	As of December 31, 2024

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,440	962
Trade receivables - third party and affiliates, net	1,038	1,121
Non-trade receivables, net	657	493
Inventories	2,213	2,284
Assets held for sale	471	—
Other assets	271	266
Total current assets	6,090	5,126
Investments in affiliates	1,259	1,217
Property, plant and equipment, net	5,172	5,273
Operating lease right-of-use assets	372	388
Deferred income taxes	1,347	1,251
Other assets	546	555
Goodwill	4,170	5,387
Intangible assets, net	3,213	3,641
Total assets	22,169	22,838
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,199	1,501
Trade payables - third party and affiliates	1,248	1,228
Liabilities held for sale	62	—
Other liabilities	1,171	1,157
Income taxes payable	47	4
Total current liabilities	3,727	3,890
Long-term debt, net of unamortized deferred financing costs	11,655	11,078
Deferred income taxes	669	923
Uncertain tax positions	230	286
Benefit obligations	402	396
Operating lease liabilities	278	294
Other liabilities	829	408
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,483)	(5,486)
Additional paid-in capital	425	409
Retained earnings	9,861	11,054
Accumulated other comprehensive income (loss), net	(849)	(848)
Total Celanese Corporation shareholders' equity	3,954	5,129
Noncontrolling interests	425	434
Total equity	4,379	5,563
Total liabilities and equity	22,169	22,838